PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 29, 1997)

                                  $25,000,000

                   [LOGO AMERICAN RESIDENTIAL SERVICES, INC.]

                CONVERTIBLE SENIOR SUBORDINATED NOTES, SERIES A
                    INTEREST PAYABLE APRIL 15 AND OCTOBER 15
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     American Residential Services, Inc. ("ARS") may offer and issue its
Convertible Senior Subordinated Notes, Series A (the "Notes"), in business combination transactions (each, an "Acquisition") involving its acquisition, directly or indirectly, of businesses or other operating assets. It expects the Acquisitions will consist principally of businesses that provide (i) residential and commercial maintenance, repair and replacement services for heating, ventilating and air conditioning, plumbing, electrical, indoor air quality and other systems and (ii) new installation services of those systems in homes and small commercial facilities under construction. ARS will determine the terms of the Acquisitions through direct negotiations with the owners or controlling persons of the businesses or assets to be acquired and expects the Notes issued will be valued at prices reasonably related to their principal amount. It does not expect to pay any underwriting discounts or commissions, but may pay finder's fees from time to time with respect to specific Acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). ARS will pay all expenses of this offering.

     The Notes will be convertible in whole or in part into shares of Common Stock, par value $.001 per share ("Common Stock"), of ARS at any time on or after their respective Convertibility Commencement Dates and at or before maturity, unless previously redeemed, at their respective Initial Conversion Prices per share the applicable pricing supplement hereto (each, a "Pricing Supplement") will specify, subject to adjustment in certain events, (i) at the option of their Holders and, if the average of the closing sale prices per share of the Common Stock (determined as provided herein) for any 20 consecutive trading days on the New York Stock Exchange (the "NYSE") occurring on and after their respective Convertibility Commencement Dates exceeds their respective "Target Values" (as defined herein), (ii) at the option of ARS. The Common Stock trades on the NYSE under the symbol "ARS." On July 30, 1997 the closing sale price of the Common Stock as reported on the NYSE was $22,875 per share.

     The Notes will mature on April 15, 2004 and bear interest at the fixed rates the applicable Pricing Supplement will specify. Interest on the Notes will be payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1998. The Notes do not provide for a sinking fund. ARS, at its option, may redeem the Notes on and after April 20, 2000, in whole or in part, at the redemption prices the applicable Pricing Supplement will specify.

     The Notes are unsecured obligations of ARS, are subordinate to all present and future Senior Indebtedness (as defined in the Indenture described in the accompanying Prospectus) of ARS and will be effectively subordinated to all indebtedness and other liabilities of subsidiaries of ARS.

     Persons receiving the Notes offered hereby may be contractually required to hold some portions of those Notes for periods of up to two years. In addition, pursuant to the provisions of Rule 145 under the Securities Act, the volume limitations and certain other requirements of Rule 144 under the Securities Act will apply to resales of those Notes by affiliates of the businesses the Company acquires for a period of one year (or such shorter period as the Securities and Exchange Commission may prescribe).

     SEE "RISK FACTORS" ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BEFORE ACQUIRING THE NOTES OFFERED HEREBY.
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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

            The date of this Prospectus Supplement is July 31, 1997.

                            DESCRIPTION OF THE NOTES

     The following description of the principal terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Convertible Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description set forth in the Prospectus under "Description of the Convertible Debt Securities" (the "Prospectus Description") to which reference is hereby made, of the general terms and provisions of the Convertible Debt Securities. Unless the applicable Pricing Supplement specifies otherwise, the Notes will have the terms described in the Prospectus Description and below in this Prospectus Supplement. Certain terms defined in the Indenture are capitalized herein. The Initial Conversion Price of each Note will be subject to adjustment as provided in the Indenture. See "Prospectus Description -- Conversion Rights."

GENERAL

     The Notes will be issued as part of the purchase price the Company will pay for businesses or other assets to be acquired in separate Acquisitions. The Pricing Supplement relating to the Notes issued in connection with each Acquisition will describe the following terms: (i) the aggregate principal amount of those Notes; (ii) the date on which those Notes will be issued (the "Original Issue Date"); (iii) the rate per annum at which those Notes will bear interest; (iv) the Redemption Prices at which ARS, at its option, may redeem those Notes; and (v) the Initial Conversion Price, Convertibility Commencement Date and Initial Target Value of those Notes.

     The Notes (i) will be unsecured obligations of ARS, (ii) are currently limited to $25,000,000 in aggregate principal amount and (iii) will mature on April 15, 2004. The Notes will bear interest at a fixed rate per annum from their Original Issue Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on April 15 and October 15 of each year (each an Interest Payment Date) commencing April 15, 1998, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding April 1 or October 1 (each a Regular Record Date), as the case may be (whether or not a business day). Interest on the Notes will be paid on the basis of a 360-day year of twelve 30-day months.

     Principal of, and interest on, the Notes will be payable at the office of the Trustee in New York, New York, and the Notes may be surrendered for registration of transfer, exchange or conversion at that office. ARS may, at its option, pay interest on the Notes by check mailed to the address of the Person entitled thereto as it appears in the Securities Register for the Notes on the Regular Record Date for that interest payment.

     The Notes will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiples thereof.

CONVERSION RIGHTS

     The applicable Pricing Supplement will set forth the Convertibility Commencement Date of the Notes to be issued in connection with each Acquisition and, unless that Pricing Supplement provides otherwise, that date will be the day (whether or not a business day) following the first anniversary of the date that Acquisition closes.

     The Notes will be convertible in whole or in part into shares of Common Stock at any time on or after their respective Convertibility Commencement Dates and at or before maturity, unless previously redeemed, at their respective Initial Conversion Prices per share, subject to adjustment in certain events,
(i) at the option of their Holders and, if the average of the closing sale prices per share of the Common Stock (determined as provided below) for any 20 consecutive trading days on the NYSE occurring on and after their respective Convertibility Commencement Dates exceeds their respective Initial Target Values, (ii) at the option of ARS.

     The applicable Pricing Supplement will set forth the Initial Conversion Price and the Initial Target Value for the Notes to be issued in connection with each Acquisition, which will be determined as follows. The Initial Conversion Price of each Note issued in any Acquisition will be 100% of the "Calculated

Value" for that Acquisition plus a premium, while the Initial Target Value for that Note will equal 150% of that Calculated Value, in each case rounded to the highest whole cent. For any Acquisition, "Calculated Value" will mean the average of the daily market prices of a share of Common Stock for the 20 consecutive trading days on the NYSE immediately preceding the date that is the 10th day (whether or not a business day) prior to the date on which that Acquisition closes. If the Initial Conversion Price for any Note is adjusted pursuant to the Indenture, then, effective as of the time of that adjustment, the Initial Target Value for that Note will be adjusted appropriately to the same extent. For purposes of determining any Calculated Value or whether any Note has become convertible at the option of ARS, the market price of a share of Common Stock for any trading day on the NYSE means, in each case as reported for equity securities listed on the NYSE, the closing sale price, regular way, on that day for a share of that stock or, if no sale of that stock takes place on that day, the average of the closing bid and asked prices on that day for a share of that stock. The Calculated Value used in connection with any Acquisition may be higher or lower than the fair market value of a share of Common Stock on the date on which that Acquisition closes.

     If ARS becomes entitled to convert any Note into shares of Common Stock and elects to do so, it will mail a notice of that conversion (an "ARS Conversion Notice") to the Holder of that Note at its address appearing in the Securities Register for the Notes, and that conversion will be deemed effective on that mailing, whereupon: (i) that Holder will be treated for all purposes as the record holder of the number of shares of Common Stock into which that Note has been converted; and (ii) that Note will be deemed to represent only the right to receive, on the surrender thereof (a) certificates representing that number of shares of Common Stock, (b) cash in lieu of fractional shares, if any and, if the Note has been converted only in part, (c) a new Note in the principal amount not converted. The ARS Conversion Notice relating to any Note ARS converts will specify (i) the date of that conversion, (ii) the then applicable conversion price, (iii) the number or amount of any securities or property into which the Note has been converted and (iv) the place of places where the Note may be surrendered. ARS will not pay any interest on any converted Note (or converted portion of a Note converted only in part) with respect to any Interest Payment Date subsequent to the date of that conversion.

OPTIONAL REDEMPTION

     ARS may, at its option, redeem the Notes, in whole or from time to time in part, at any time on or after April 20, 2000, on not less than 15 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at its address appearing in the Security Register for the Notes and prior to Maturity of the Notes at the Redemption Prices the applicable Pricing Supplement will specify plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record of the Notes on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date).

     The Redemption Price for each Note will be 100% of the principal amount thereof plus the premium, if any, specified applicable Pricing Supplement may specify.

     No sinking fund is provided for the Notes.

SUBORDINATION

     The Notes will be subordinated to all Senior Indebtedness as provided in the Indenture, and the Indenture's definition of Senior Indebtedness will apply to the Notes. See "-- Subordination" in the Prospectus Description.

EVENTS OF DEFAULT

     The Events of Default with respect to the Notes will be those described in clauses (i) through (vii) of the first sentence under " -- Events of Default" in the Prospectus Description.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Description of the Notes.............   S-2
             PROSPECTUS
Prospectus Summary...................     3
Risk Factors.........................     6
The Company..........................    11
Price Range of Common Stock..........    13
Dividend Policy......................    13
Capitalization.......................    14
Selected Financial Information.......    15
Selected Supplemental Financial
  Information........................    17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    18
Business.............................    32
Management...........................    43
Certain Transactions.................    48
Security Ownership of Certain
  Beneficial Owners and Management...    50
Description of the Convertible Debt
  Securities.........................    51
Description of Capital Stock.........    60
Shares Eligible for Future Sale......    64
Certain United States Federal Income
  Tax Consequences...................    65
Plan of Distribution.................    68
Experts..............................    69
Additional Information...............    69
Index to Financial Statements........   F-1

                                 [LOGO -- ARS]

                                  $25,000,000

                        CONVERTIBLE SENIOR SUBORDINATED
                                NOTES, SERIES A

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                             PROSPECTUS SUPPLEMENT
                                 JULY 31, 1997

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